Exhibit 99.1

MEDIA  CONTACT:
Ted Gartner
Garmin International Inc.
Phone | 913/397-8200
E-Mail | media.relations@Garmin.com

Garmin® Acquires Tri-Tronics® Inc., Leader in Electronic
Dog Training Equipment

Schaffhausen, Switzerland and Tucson, AZ –/June 24, 2011/Business Wire — Garmin Ltd., (NASDAQ: GRMN), the global leader in satellite navigation, today announced that one of its subsidiaries has signed an agreement to acquire Tri-Tronics Inc., the leading designer and manufacturer of electronic dog training equipment.  The acquisition will allow the combined company to expand its leadership position in both the tracking and training of sporting dogs and household pets alike.

“We are delighted to have Tri-Tronics join the Garmin family.  Like Garmin, Tri-Tronics is a leading and respected brand that is committed to designing, manufacturing, and marketing the highest quality, most rugged, and easiest-to-use devices in the business,” said Cliff Pemble, president and COO of Garmin.  “By integrating the two companies, we believe we can leverage our areas of expertise into products that can greatly enhance the way that dog owners interact with their canine companions.  This acquisition should demonstrate without a doubt that Garmin is fully committed to developing innovative products for the canine market.”

“For more than 40 years, Tri-Tronics has been the leading brand of electronic dog training equipment.  Combined with Garmin, we can extend our leadership well into the future,” said Mike Romano, vice president and general manager of Tri-Tronics.  “Our combined team will work together to develop cutting-edge products that will help dog owners more effectively train their dogs and keep them safer.  Together, we can bring these products to market quicker, with more features, and at a competitive price.”

Innovation has made both Garmin and Tri-Tronics the choice of elite dog trainers and breeders as well as amateur hunters and pet owners.  Garmin revolutionized the sporting dog market when it entered the market in 2007 with Astro®, its highly-successful GPS dog tracking system, which pinpoints the exact location of a dog for hunters.  Earlier this year, Garmin introduced the cellular-based GTU 10 GPS locator and web-based Garmin Tracker™ service for computers and smartphones.

For more than 40 years, Tri-Tronics has pioneered many innovative and patented features on e-collars and bark limiters, including innovations in wireless signal transmission, variable stimulation, battery technology, and numerous features that ensure dogs are safe when trained with an e-collar.  This consistent leadership in the industry has made Tri-Tronics one of the most trusted names in dog training.

Tri-Tronics will operate as a wholly-owned subsidiary of Garmin Ltd.  Its existing management team will be retained and will continue operations at its headquarters in Tucson, Arizona.  Financial terms of the agreement will not be released.  The deal is expected to close by June 30, 2011.

About Garmin Ltd.
The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology. Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.Garmin.com/newsroom or contact the Media Relations department at 913-397-8200. Garmin and Astro are registered trademarks and Garmin Tracker is a trademark of Garmin Ltd. or its subsidiaries.

All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Notice on forward-looking statements:
This release includes forward-looking statements regarding Garmin Ltd. and its business. All statements regarding the company’s future product introductions are forward-looking statements. Such statements are based on management's current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 25, 2010, filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of such Form 10-K is available at www.Garmin.com/aboutGarmin/invRelations/finReports.html. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and Greyhound undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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